Exhibit 10.3	Transfer of Shares agreement with Marcus Communicatie B.V.

TRANSFER OF SHARES

Today, the fifteenth of October two thousand ten, appeared before me, mr ANTONIUS LAMBERTUS GERRIT ROCHUS VAN GRINSVEN, civil-law notary practising in the municipality of Loon op Zand:
1.
Mr Marcus Kurt Ouwerling, residing at Generaal Maczekstraat 136, Breda 4818 BX, born in Breda on the eighth of August, nineteen hundred and fifty-four (Dutch identity card number IP99939L9, issued in Breda on the eighth of June, two thousand and ten), married, acting for the purposes of this deed as the general manager of the private limited liability company MARCUS COMMUNICATIE B.V., with its registered offices at Generaal Maczekstraat 136, Breda 4818 BX, Trade Register number 20107742 and authorised as such to lawfully represent the aforementioned company for the purposes of this deed; the private limited liability company Marcus Communicatie B.V. hereinafter also referred to as ‘the seller’;

2.
Mr Dirk Leonard Benschop, residing at Laakseweg 24, Etten-Leur 4874 LV, born in Rotterdam on the twentieth of August, nineteen hundred and sixty-seven, (driving licence number 4609850106, issued in Etten-Leur on the eleventh of April, two thousand and seven), married, acting for the purposes of this deed as the manager of the company incorporated under the law of the state of Florida (United States of America) TELECONNECT INC., with offices at Oudevest 4, Breda 4811 HT, and authorised as such to lawfully represent the aforementioned company for the purposes of this deed;

the company incorporated under the law of the state of Florida (United States of America) Teleconnect Inc. hereinafter also referred to as ‘the buyer’;

3.
Mr Sander Ewout Sciarone, resident of Dennenlaan 1, Fijnaart 4793 BL, born in Gouda on the fourth of March nineteen hundred seventy-two, (passport number NNF6072J5, issued in Moerdijk on the nineteenth of September two thousand seven), and married, acting in this matter as managing director of the private company with limited liability Sciarone Interim Sales B.V., with registered office and principal place of business at Laakseweg 24, Etten-Leur 4874 LV, entered in the commercial register under number 27015616, and as such authorised to legally represent the aforementioned private company with limited liability in this matter, the private company with limited liability Sciarone Interim Sales B.V. acting in this matter as managing director of the private company with limited liability WILROOT B.V., with registered office and principal place of business at Laakseweg 24, Etten-Leur 4874 LV, entered in the commercial register under number 20136338, and as such authorised to legally represent the aforementioned private company with limited liability in this matter;

the private company with limited liability Wilroot B.V. hereafter also referred to as: "the company".

INTRODUCTION/PURCHASE AGREEMENT
The persons appearing, acting in the aforesaid capacity, declared the following in advance:
-     On the fifteenth of October two thousand ten, an agreement of sale and purchase was established between the seller and buyer with regard to shares to be reported below, a copy of which agreement of sale and purchase shall be appended to this deed and the annexes of which agreement of sale and purchase are filed at the offices of me, the civil-law notary, and therefore under the custody of me, the civil-law notary;
- The transfer of the shares described in the agreement of sale and purchase shall take place by this deed.

EXECUTION / MANNER OF ACQUISITION OF OWNERSHIP (TITLE)
In execution of the aforementioned agreement of sale and purchase dated the fifteenth of October two thousand ten, the persons appearing, acting in the aforesaid capacity, declared that the seller hereby transfers to the buyer, who hereby accepts:
ownership of the forty-five (45) shares registered to the seller's name in the shareholder register, numbered 136 through 180, each of nominal value of one hundred euros (€ 100.00) in the capital of the company, hereafter also referred collectively to as: "the shares",

which shares were acquired in ownership by the seller by participation in the capital upon the incorporation of the company.

PURCHASE PRICE
With regard to the purchase price and the manner in which it shall be paid by the buyer, the parties referred to the aforementioned agreement of sale and purchase.

SELLER'S GUARANTEE
The seller guarantees the following:
-	The company is entered in the Chamber of Commerce and Industry for the South-western Netherlands under number 20136338.
-	The company's annual report and accounts for the financial year two thousand nine and previous years have been filed at the office of the commercial register.
-
The company was incorporated by deed executed on the twenty-eighth of December two thousand seven before mr M.J. Moerland-Jansen, civil-law notary in Brielle, for which articles of association the ministerial certificate of no objection was issued by decision of the Ministry of Justice on the twenty-ninth of November two thousand seven under number B.V. 1465507.

The company's articles of association were subsequently amended by a deed executed today before me, the civil-law notary, for which amendment of the articles of association the ministerial certificate of no objection was issued by decision of the Ministry of Justice on the thirteenth of October two thousand ten under number B.V. 1465507. Since that time, no resolution to amend the articles of association or dissolve the company has been adopted.
-	No one has any entitlement in respect of the company to an issue of shares in the company’s capital.
The company has not issued any options or entered into any obligations in relation to shares in the company that have not yet been placed.
-	The shareholder register is present and has been regularly updated.
-
There are in total one hundred eighty (180) shares, numbered 1 to 180, each with nominal value of one hundred euros (€ 100.00) of the company issued, which shares are all entirely fully paid-up and no depositary receipts for shares in the company's capital have been issued.

-	There are forty-five (45) shares, numbered 136 through 180, each with nominal value of one hundred euros (€ 100.00) placed with the seller.
-	The seller is the lawful owner of the shares to be transferred by this deed, in accordance with the company's shareholder register.
-
There are no options or other rights pursuant to which anyone can lay claim to one or more of the shares to be transferred by this deed or pursuant to which anyone can demand that such a right be provided him.

-
The shares to be transferred are entirely free of attachment, pledge and any other security right and no usufruct or other right of enjoyment has been established on them; nor can anyone whosoever demand that such rights be granted him; the seller has full authority to dispose of these shares by transferring them.

-
As evidenced by a written statement from all the company's shareholders, indicated by the aforementioned agreement of sale and purchase, the application of the transfer restrictions included in the company's articles of association may be omitted with regard to the transfer at hand.

With regard to other guarantees and statements relating to the company, the seller and buyer referred to the guarantees and statements included in the aforementioned agreement of sale and purchase, the content of which annex the seller and buyer declared they were satisfactorily familiar with and a copy of which agreement shall be appended to this deed.

OTHER PROVISIONS
This agreement of sale, purchase and transfer has also been entered into under the following provisions and clauses:
a.	the seller guarantees the buyer of the accuracy of its statements included above;
b.	from the first of October two thousand ten, the sold and transferred shares are entirely to the benefit and at the expense and risk of the buyer;
c.
the parties waive all rights and actions which could result in dissolution or annulment of the aforementioned agreement of sale and purchase appended to this deed and/or the transfer described in this deed;

d.	all costs of this deed and its execution are at the buyer's expense.

The other provisions agreed between the seller and buyer are set down in the aforementioned agreement of sale and purchase dated the fifteenth of October two thousand ten and appended to this deed, including in particular especially the annexes belonging to this agreement of sale and purchase and appended to this agreement. The provisions and clauses included in the aforementioned agreement of sale and purchase and in the aforementioned annexes are regarded as literally constituting part of this deed. In the event of differences of interpretation relating to the provisions of this deed and the provisions of the aforementioned agreement of sale and purchase, the provisions of the aforementioned agreement of sale and purchase as well as the provisions of the aforementioned annexes shall have priority.

ACKNOWLEDGEMENT
The person appearing listed in 3, acting in the aforesaid capacity, acknowledges the transfer of shares in the company's capital that is set down in this deed.

CHANGE OF MANAGEMENT BOARD
In accordance with a unanimous resolution (taken outside the meeting) by the shareholders, with effect from the signing of this deed, the private company with limited liability Marcus Communicatie B.V., aforementioned, resigns as managing director of the company.

SECTION 204C, BOOK 2 OF THE DUTCH CIVIL CODE
The person appearing listed in 2, acting in his capacity reported in b, also declared that section 204c, Book 2 of the Dutch Civil Code does not apply in this case.

DUTCH LAW
This agreement/deed is exclusively governed by the law of the Netherlands.

REGISTERED PARTNERSHIP
Where in this deed a legal effect is made dependent on whether or not a person is married or on a legal fact directly connected with marriage, a registered partnership is equated with marriage, unless this equivalence is explicitly deviated from in this deed.

FINAL STATEMENTS
The persons appearing, acting in the aforesaid capacity, also declared the following:
a.	According to statements by the seller and buyer, this transfer does not involve the acquisition of shares as referred to in section 4 of the Legal Transactions (Taxation) Act.
b.
According to a statement from the seller, in at least the last five years, there has been no appeal to an exemption or concession in the sense of the Legal Transactions (Taxation) Act by the company, the seller or a third party which stipulated the requirement that the seller had to remain shareholder of the company for a certain period of time.

CHOICE OF ADDRESS FOR SERVICE
For the execution of this agreement, and for its fiscal consequences and requests for rectification, the office of the custodian of this deed is chosen as address for service.
IDENTITY OF THE PERSONS APPEARING
The persons appearing are known to me, the civil-law notary and the identity of the persons/parties appearing in relation to this deed was determined by me, the civil law notary, based on the above-mentioned documents intended for that purpose.

THE ORIGINAL OF THIS DEED
was executed at Kaatsheuvel on the date cited in the preamble of this deed. The substance of this deed was communicated and explained to the persons appearing. The persons appearing then unanimously declared that they did not require the deed to be read out in full, that they had received a draft deed well in advance of execution, that they had taken note of the content of the deed and that they agreed to the content. The deed was read out in part and signed immediately thereafter by the persons appearing and by me, the civil-law notary, at two minutes past twelve.
Signatures follow.
CERTIFIED
AS A TRUE
COPY
[signature]

[stamp: mr A.L.G.R. VAN GRINSVEN, CIVIL-LAW NOTARY IN LOON OP ZAND]

AGREEMENT FOR THE PURCHASE AND SALE OF THE SHARES IN
THE SHARE CAPITAL OF THE PRIVATE COMPANY WILROOT B.V.

the undersigned:

1.
the company under the law of the state of Florida TELECONNECT INC., hereinafter “TLCO” or “buyer,” with registered office and place of business at Oude Vest no. 4, Breda, the Netherlands, postal code 4811 HT, duly represented in this matter by its managing director Dirk Leonard Benschop;

2.
the private company with limited liability Marcus Communicatie B.V., hereinafter "MC", with its registered office in Generaal Maczekstraat nr.136, duly represented in this matter by its managing director Marcus Kurt Ouwerling;

hereinafter also referred to as: “seller”

3.
the private company with limited liability WILROOT B.V., hereinafter “Wilroot” or “the company,” with its registered office and place of business at Laakseweg no. 24, Etten-Leur, the Netherlands, postal code (4874 LV), duly represented in this matter by its managing directors Sciarone Interim Sales B.V. (duly represented by its managing director Sander Ewout Sciarone), HITD Information Technology B.V. (duly represented by its managing director Henderik Reinout Benschop), DLB Finance & Consultancy B.V. (duly represented by its managing director Dirk Leonard Benschop), and Marcus Communicatie B.V. (duly represented by its managing director Marcus Kurt Ouwerling)

4.
the private company with limited liability HOLLANDSCHE EXPLOITATIE MAATSCHAPPIJ B.V., hereinafter “HEM” or “the subsidiary,” with its registered office in Etten-Leur and place of business at Oude Vest no. 4, Breda, the Netherlands, postal code (4811 HT), duly represented in this matter by its managing directors (1) Wilroot, the aforementioned, and (2) the private company with limited liability PECK Management B.V., which in turn is duly represented in this matter by its managing director, the private company with limited liability KICO Investments B.V., which in turn is duly represented in this matter by Ernest Johannes Gerardus Wilhelmus Maria van Langh whereas:
-
the Seller is the owner of 45 (forty-five) registered shares, numbered 136 through 180, each with a face value of € 100 (one hundred euro), in the issued share capital of Wilroot, which shares, together with the shares of HITD Information Technology B.V., Sciarone Interim Sales B.V. and DLB Finance and Consultancy B.V., represent the entire issued and paid-up share capital of Wilroot;

-	the buyer wishes to purchase the shares from the seller, and the sellers wish to simultaneously sell the shares to the buyer under the conditions set out hereinafter;
-	the parties have set out their intentions in a letter of intent signed on 3 May 2010, and that this letter of intent is confirmed and further elaborated in this contract;
-
that the premise of the letter of intent was that the buyer would take over the shares in the issued share capital of the subsidiary (HEM), but that after that time the parties resolved that the buyer would take over the shares in the issued share capital of the company (Wilroot) and thereby indirectly take over the shares in the issued share capital of the subsidiary (HEM);

-	after the signing of the letter of intent, a value appraisal was performed at the buyer’s request;
-	in its meeting of 8 October 2010, the buyer’s general meeting of shareholders granted its required approval of this participation in the capital of the company;
-
the articles of association of the company include a system governing the offer of the shares, and that by signing this agreement the seller acknowledges that all shareholders have offered the shares to each other, that they have not availed themselves of this offer, and that each are now free to offer their shares to a third party, being the buyer in this instance

-	the seller is also the managing director of the company, and as such will step down as managing director as of the moment of the takeover;

declare that they agree as follows:

Article 1        Sale and transfer in title of the shares
1.1
The seller hereby sells to the buyer as of 15 October 2010 (hereinafter also to be referred to as “the transfer date”), and the buyer hereby purchases under the conditions specified hereinafter and in observance of all representations and warranties given thereby, 45 shares, each with a face value of € 100 (one hundred euro), numbered 136 through 180.

1.2	As of 1 October 2010, the shares are at the expense and risk of the buyer, so that as of that date the buyer will be authorized to participate in the result of the company.
The transfer in title of the shares will be effected on the transfer date. The parties therefore undertake the obligation to, on the transfer date, grant their cooperation with the signing of the notarial deed for the transfer in title of the shares in question. The transfer in title of the shares will be effected on the transfer date before civil law notaries Dierckxsens|Van Grinsven|Franken, with place of business at Brugske 19, Kaatsheuvel, the Netherlands, postal code 5171 VR.

Article 2        Exchange ratio

2.1	The parties agree that the seller will not receive the purchase price for the shares in cash, but will acquire shares in the share capital of Teleconnect.
2.2	For this acquisition, Teleconnect will issue new shares. After the share issue, the seller acquires 4.2% of the shares in the share capital of Teleconnect.
2.3
Both the buyer and the sellers explicitly declare their acceptance of this exchange ratio. The buyer and the sellers hereby explicitly waive any right to compensation of any potential discrepancy, whether higher or lower, in the ratio of the value of the shares in the share capital of the company as compared to the value of the shares in the share capital of the buyer to be acquired.

2.4	The buyer will ensure that the shares to be issued will be registered in the name of the sellers within three business days after the transfer date.
2.5	The buyer will ensure that for a period of two years, the shares to be issued cannot be transferred, and that after this two-year period, the shares will be freely negotiable.

Article 3        Transactions on date of transfer in title

3.1	The parties undertake the obligation to effect the transfer in title of the shares free of pledge, usufruct or attachment, on the transfer date, by means of notarial deed.
3.2	The company undertakes the obligation to register the transfer in title in the company’s register of shareholders after issue of the deed referred to in the first paragraph of this article.
3.3
If the seller remains in default of the provision of paragraph 1 of this article, the obligation towards the seller for the transfer in title of the shares in the share capital of the buyer will be suspended until all shares have been duly transferred in title to the buyer in a legally valid manner, without prejudice to the buyer's right to demand fulfillment of this contract by the seller.

3.4	The seller hereby irrevocably authorizes the buyer to effect the transfer in title of the shares by all means permitted by law.

Article 4        Audit & Value Appraisal

4.1	At the instruction of the buyer, the value of the company and the subsidiary has now been appraised.
4.2	The buyer declares that it has sufficiently investigated the company and that the findings are in accordance with expectations.

Article 5        Intellectual property

5.1
The subsidiary is active in the development, commercial exploitation and sale of machines/sales systems for the retail trade, everything related thereto or which may be beneficial thereto, and the performance of age verification for the purposes of retail sales, as well as the processing of personal data for the purposes of this age verification, all in the broadest sense. The seller and/or its managing directors are the title holders to the intellectual property rights (including, but explicitly not limited to, copyright, patent rights and design rights) relating to these products. All intellectual property rights relating to age verification are transferred to HEM as a component of the present agreement. The title holders will grant their cooperation with all formalities required for this transfer.

5.2	Any costs relating to the formalities required for the transfer of these intellectual property rights will be borne by HEM.

5.3
This contract will be co-signed by the managing directors of the seller in their personal capacity as evidence of their consent to the transfer referred to in this article. The managing directors of HEM will co-sign this contract as evidence of HEM’s acceptance of the rights referred to in this article and all obligations associated therewith.

Article 6        Representations and warranties

6.1	the seller and the company represent and warrant to the buyer:
a.	that the present shares in total comprise the entire issued share capital of the company, and that all shares are fully paid up;

b.
that at the time of the signing of this contract, the seller is lawful owner of these shares in accordance with the register of shareholders, a copy of which is attached as a schedule to this agreement;

c.	that all shares are fully paid-up, free of attachment and entirely unencumbered, and that no depositary receipts for shares have been issued;
d.	that the seller has the full right of disposal required to sell and transfer the shares in title to the buyer;
e.
that no options have been issued or obligations entered into in relation to the shares in question and/or presently unsubscribed shares in the company under which another party could make a claim for the transfer in title of one or more shares;

f.	that the company has not issued any priority shares or any other securities apart from the shares currently being sold;
g.	that the articles of association of the company currently read in accordance with the text attached to this contract;
h.	that no rights as referred to in article 232, Book 2, Dutch Civil Code, have been granted that could be compromised in the event of an amendment to the articles of association;
i.
that both the company and the seller in its capacity as shareholder in the company have complied with the provisions prescribed by the articles of association of the company on the legal validity of the alienation under this contract, and that this is evidenced by the minutes of the 8 October 2010 extraordinary meeting of shareholders of the company, which are attached to this contract;

j.	that the company is the legitimate owner of all shares in the share capital of the subsidiary;
k.	that the company was duly incorporated by deed of 28 December 2007, and that the subsidiary was duly incorporated by deed of that same date;
l.
that the company is registered in the trade register of the Chamber of Commerce for the Netherlands Southwest under number 20136338 and that the subsidiary is registered in the trade register of the Chamber of Commerce for the Netherlands Southwest under number 20136334, and that the information registered there is correct;

m.	that no resolution for the dissolution of the company has been adopted, and that no claim or request for the dissolution of the company is pending;
n.	that the company is not a party to a legal merger, and that no resolution to that effect has been adopted but not yet implemented;

o.
that the company has not made any dividends payable, and that no parties other than the shareholders of the company, in their capacity as shareholders of the company, have any entitlement to payment of the profit, the reserves and/or the liquidation balance of the company;

p.	that the company has not adopted a resolution for the further issue of shares, nor granted rights to third parties to take shares to be newly issued by the company;
q.	that the company has neither purchased shares in its own capital nor undertaken the obligation to do so;
r.
that the 2009 annual accounts of the company attached to this contract have been drafted in accordance with the provisions of law, and that they reliably and systematically reflect the assets on 31 December 2009 and the result over 2009;

s.
that the administration of the company is in compliance with all reasonable requirements that could be set under article 10, Book 2, Dutch Civil Code, and the provisions of title 9 of Book 2 of the Dutch Civil Code;

t.	that the company does not warrant, nor has it warranted in the past, provided security for or in any other way committed itself for the obligations of third parties;
u.
that as of now, the company is in compliance with the standard obligations under the laws governing tax, social security, accounting and corporate obligations in regard to reporting and tax and social insurance payments, and that there is no dispute currently pending with the tax authorities or the authorities charged with the application of social security legislation, nor is there any reasonable expectation of such a dispute arising;

v.	that the company is not a party to any civil, criminal or administrative law proceedings (including arbitration or binding third-party opinion proceedings) or any proceedings of a tax nature;
w.	that the company has not performed any juristic acts that could be annulled on any grounds, such as the provisions of articles 15, 204c, 207c or 247 of Book 2 of the Dutch Civil Code;
x.
that the company’s claims against its accounts receivable as stated on the balance sheet of 31 December 2009, where not classified as doubtful receivables on the annual accounts as per 31 December 2009, are fully valid and 100% collectible;

y.	that the personnel employed by the company include only the persons specified in the schedule attached to this contract;

z.	that the company is entitled to the trade name “Wilroot” and that the subsidiary is entitled to the trade name “Hollandsche Exploitatie Maatschappij”;
aa.	that the company has not attributably failed in the fulfillment of any contractual or like obligation;
bb.	that the preceding warranties pertaining to the company also pertain to the subsidiary.

Article 7        Current financial year

7.1	The exchange ratio is calculated to account for the claims the seller as shareholder may have for payment of dividend and interim dividend over the past financial year and the current financial year.
7.2	As from 1 October 2010, the business operated by the company will be operated at the expense and risk of the buyer as new and sole shareholder.
7.3	The sellers and the company warrant that as from 1 October 2010 no changes in the assets and liabilities of the company have taken place other than those appropriate to normal business operations.
7.4
Since 1 October 2010, the company has not made any dividend or interim dividend payable, has not committed to any distribution of profit under any title whatsoever, has not made any repayment on shares and has not transferred any assets to the sellers.

Article 8        Liability

8.1
If the buyer is confronted with a situation that in all likelihood will lead to a claim under the warranties, the buyer will inform the seller in advance. At a minimum, the buyer undertakes the obligation to report any claims, including claims in regard to taxes and/or social insurance premiums, to the sellers within the term within which any appeal and/or objection against such a claim can be filed.

8.2	The buyer will only be able to submit a claim under the warranties within 70 days after the date of transfer in title of the shares.
8.3
The buyer will not file any claims for compensation of damages in regard to any violation or shortcoming that the buyer had already observed prior to the transfer of the shares, and warrants to the sellers that prior to the transfer of the shares, it, the buyer, will inform the sellers concerning any violations or shortcomings suspected by the buyer.

Article 9        Managing directors of the company

9.1	As of the transfer date, Marcus Communicatie B.V. will step down as managing director of the company under the articles of association.

Article 10      Confidentiality

10.1
The seller undertakes the obligation to refrain from disclosing in any way any information on the company and the subsidiary to third parties. This includes information on finances, know-how, working methods, product selection, vendors, clients, etc. This obligation does not apply if and insofar as disclosure is required in order to meet the obligations of law. The confidentiality obligations as set out in this article are cancelled if and insofar as the data/information in question is available through other channels normally accessible by the general public.

Article 11      Costs

11.1	The costs of drafting the present contract, as well as the costs involved in the value appraisal will be borne by the buyer.
11.2	Should the transaction comprised in this agreement not be completed for any reason, the buyer is in no way entitled to recover the costs referred to in the preceding paragraph from the buyers.

Article 12      Other provisions

12.1
This contract replaces and supersedes all previous negotiations and contracts conducted/contracted between the parties in regard to the takeover of the shares. This contract contains all arrangements made between the parties on the subject of this contract.

12.2	The schedules to this contract constitute an indivisible part of this contract.
12.3	Amendments or supplements to this contract or transfers of rights and/or obligations may only be effected in writing and with the consent of all parties.
12.4
If any of the provisions of this contract are or become non-enforceable, whether in whole or in part, the remaining provisions of this contract remain in force undiminished. In that event, the parties will make every effort to reach a consensus on the replacement of the invalid provision by a provision approaching the scope of the invalid provision(s) as closely as possible.

Article 13      Exclusion of dissolution

13.1	The parties each waive their rights to dissolve this contract extra-judicially or to claim the dissolution of this contract at law for any reason whatsoever.

Article 14      Applicable law and disputes

14.1	Any disputes that may arise based on the present contract or any further contracts resulting there-from will be adjudicated by the competent court in Rotterdam, to the exclusion of all other forums.
14.2	This contract is exclusively subject to the law of the Netherlands.

Schedules:
Letter of Intent
Register of shareholders
Articles of Association of Wilroot and Hollandsche Exploitatie Maatschappij
Wilroot annual accounts
List of personnel of Hollandsche Exploitatie Maatschappij

Thus agreed, drafted and signed in eight copies in        on                                 2010.

For Teleconnect Inc.:

[signed]
D.L. Benschop

For Marcus Communicatie B.V.

[signed]
M.K. Ouwerling

M.K. Ouwerling  in personal capacity
(see article 5)
[signed]

For Wilroot B.V.:

[signed]	[signed]	[signed]	[signed]
S.I.S. bv	HITD bv	DLB bv	MC bv

For Hollandsche Exploitatie Maatschappij B.V.:

[signed]	[signed]	[signed]	[signed]

S.E. Sciarone	H.R. Benschop	D.L. Benschop	M.K. Ouwerling

[signed]
PECK Management bv

For PECK Management B.V.:

[signed]